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IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to:

(1) these materials not constituting an offer (or a solicitation of an offer),
(2) no representation that these materials are accurate or complete and may not be updated or
(3)   these materials possibly being confidential

are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via bloomberg or another system.

STATEMENT REGARDING FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC file no. 333-130684) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting Edgar on the Sec web site at www.sec.gov. Alternatively, the depositor or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

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MSM 2006-8AR
                      Scenario
LIBOR_1MO                      20
LIBOR_6MO                      20
LIBOR_1YR                      20
CMT_1YR                        20
CPR                            10
Optional Termination            Y




Period                Class 1-A-3
                    1       20.16
                    2       20.16
                    3       19.84
                    4       19.30
                    5       18.86
                    6       18.30
                    7       17.91
                    8       17.36
                    9       16.92
                   10       16.82
                   11       16.09
                   12       15.82
                   13       15.33
                   14       15.09
                   15       14.62
                   16       14.29
                   17       14.10
                   18       13.67
                   19       13.52
                   20       13.08
                   21       12.79
                   22       12.84
                   23       12.18
                   24       12.11
                   25       11.72
                   26       11.68
                   27       11.33
                   28       11.14
                   29       11.18
                   30       10.85
                   31       10.87
                   32       10.50
                   33       10.36
                   34       10.83
                   35        9.97
                   36       10.07
                   37        9.74
                   38       10.04
                   39        9.77
                   40        9.69
                   41        9.97
                   42        9.66
                   43        9.80
                   44        9.52
                   45        9.44
                   46       10.12
                   47        9.45
                   48        9.63
                   49        9.32
                   50        9.50
                   51        9.29
                   52        9.30
                   53        9.49
                   54        9.19
                   55        9.45
                   56        9.21
                   57        9.32
                   58       11.63
                   59       11.08
                   60       11.82
                   61       11.33
                   62       11.71
                   63       11.34
                   64       11.34
                   65       11.73
                   66       11.36
                   67       11.74
                   68       11.37
                   69       11.37
                   70       12.16
                   71       11.37
                   72       11.76
                   73       11.38
                   74       11.76
                   75       11.39
                   76       11.39
                   77       11.77
                   78       11.48
                   79       12.03
                   80       11.64
                   81       11.66
                   82       12.91
                   83       11.77
                   84       12.35
                   85       11.97
                   86       12.36
                   87       11.97
                   88       11.97
                   89       12.36
                   90       11.97
                   91       12.37
                   92       11.97
                   93       11.97
                   94       13.25
                   95       11.97
                   96       12.37
                   97       11.97
                   98       12.37
                   99       11.97
                  100       11.97
                  101       12.37
                  102       11.97
                  103       12.37
                  104       11.97
                  105       11.97
                  106       13.25
                  107       11.97
                  108       12.37
                  109       11.97
                  110       12.37
                  111       11.97
                  112       11.97
                  113       12.37
                  114       11.97
                  115       12.37
                  116       11.97
                  117       11.97
                  118       12.80
                  119       12.07
                  120       12.97
                  121       12.55
                  122       12.97
                  123       12.55
                  124       12.55
                  125       12.97
                  126       12.56
                  127       12.97
                  128       12.56
                  129       12.56
                  130       13.90
                  131       12.56
                  132       12.98
                  133       12.56
                  134       12.98
                  135       12.56
                  136       12.56
                  137       12.98
                  138       12.56
                  139       12.98
                  140       12.56
                  141       12.56
                  142       13.91
                  143       12.56
                  144       12.98
                  145       12.56
                  146       12.98
                  147       12.57
                  148       12.57
                  149       12.98
                  150       12.57
                  151       12.99
                  152       12.57
                  153       12.57
                  154       13.92
                  155       12.57
                  156       12.99
                  157       12.57
                  158       12.99
                  159       12.57
                  160       12.57
                  161       12.99
                  162       12.57
                  163       12.99
                  164       12.57
                  165       12.58
                  166       13.44
                  167       12.58
                  168       13.00
                  169       12.58
                  170       13.00
                  171       12.58
                  172       12.58
                  173       13.00
                  174       12.58
                  175       13.00
                  176       12.58
                  177       12.58
                  178       13.93
                  179       12.59
                  180       13.01
                  181       12.59
                  182       13.01
                  183       12.59
                  184       12.59
                  185       13.01
                  186       12.38
                  187       12.71
                  188       12.30
                  189       12.31
                  190       13.63
                  191       12.31
                  192       12.73
                  193       12.32
                  194       12.74
                  195       12.33
                  196       12.33
                  197       12.75
                  198       12.34
                  199       12.75
                  200       12.35 Does not include any proceeds from Optional
                                  Termination

This is not a research report and was not prepared by the Morgan Stanley research department. It was prepared by Morgan Stanley sales, trading or other non-research personnel. Past performance is not necessarily a guide to future performance. Please see additional important information and qualifications at the end of this material.

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TERM SHEET DISCLAIMER
This material was prepared by sales, trading or other non-research personnel of one of the following: Morgan Stanley & Co. Incorporated, Morgan Stanley & Co. International Limited, Morgan Stanley Japan Limited and/or Morgan Stanley Dean Witter Asia Limited (together with their affiliates, hereinafter "Morgan Stanley"). This material was not produced by a Morgan Stanley research analyst, although it may refer to a Morgan Stanley research analyst or research report. Unless otherwise indicated, these views (if any) are the author's and may differ from those of the Morgan Stanley fixed income or equity research department or others in the firm.

This material was prepared by or in conjunction with Morgan Stanley trading desks that may deal as principal in or own or act as market maker or liquidity provider for the securities/instruments (or related derivatives) mentioned herein. The trading desk may have accumulated a position in the subject securities/instruments based on the information contained herein. Trading desk materials are not independent of the proprietary interests of Morgan Stanley, which may conflict with your interests. Morgan Stanley may also perform or seek to perform investment banking services for the issuers of the securities and instruments mentioned herein.

The information contained in this material is subject to change, completion or amendment from time to time, and the information in this material supersedes information in any other communication relating to the securities referred to in this material.

This material is not a solicitation to participate in any trading strategy, and is not an offer to sell any security or instrument or a solicitation of an offer to by of any offer to buy or sell any security or instrument in any jurisdiction where the offer, solicitation or sale is not permitted. Unless otherwise set forth in this material, the securities referred to in this material may not have been registered under the U.S. Securities Act of 1933, as amended, and, if not, may not be offered or sold absent an exemption therefrom. Recipients are required to comply with any legal or contractual restrictions on their purchase, holding, sale, exercise of rights or performance of obligations under any securities/instruments transaction.

The securities/instruments discussed in this material may not be suitable for all investors. This material has been prepared and issued by Morgan Stanley for distribution to market professionals and institutional investor clients only. Other recipients should seek independent financial advice prior to making any investment decision based on this material. This material does not provide individually tailored investment advice or offer tax, regulatory, accounting or legal advice. Prior to entering into any proposed transaction, recipients should determine, in consultation with their own investment, legal, tax, regulatory and accounting advisors, the economic risks and merits, as well as the legal, tax, regulatory and accounting characteristics and consequences, of the transaction. You should consider this material as only a single factor in making an investment decision.

Options are not for everyone. Before purchasing or writing options, investors should understand the nature and extent of their rights and obligations and be aware of the risks involved, including the risks pertaining to the business and financial condition of the issuer and the security/instrument. A secondary market may not exist for these securities. For Morgan Stanley customers who are purchasing or writing exchange-traded options, please review the publication `Characteristics and Risks of Standardized Options,' which is available from your account representative.

The value of and income from investments may vary because of changes in interest rates, foreign exchange rates, default rates, prepayment rates, securities/instruments prices, market indexes, operational or financial conditions of companies or other factors. There may be time limitations on the exercise of options or other rights in securities/instruments transactions. Past performance is not necessarily a guide to future performance. Estimates of future performance are based on assumptions that may not be realized. Actual events may differ from those assumed and changes to any assumptions may have a material impact on any projections or estimates. Other events not taken into account may occur and may significantly affect the projections or estimates. Certain assumptions may have been made for modeling purposes only to simplify the presentation and/or calculation of any projections or estimates, and Morgan Stanley does not represent that any such assumptions will reflect actual future events. Accordingly, there can be no assurance that estimated returns or projections will be realized or that actual returns or performance results will not materially differ from those estimated herein. Some of the information contained in this document may be aggregated data of transactions in securities or other financial instruments executed by Morgan Stanley that has been compiled so as not to identify the underlying transactions of any particular customer.

Notwithstanding anything herein to the contrary, Morgan Stanley and each recipient hereof agree that they (and their employees, representatives, and other agents) may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the U.S. federal and state income tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to the tax treatment and tax structure. For this purpose, "tax structure" is limited to facts relevant to the U.S. federal and state income tax treatment of the transaction and does not include information relating to the identity of the parties, their affiliates, agents or advisors

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